Exhibit 10.10

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

DATED the 27th day of April, 2015

BETWEEN

D3 (Drug Discovery & Development)

AND

Visterra Inc.

AGREEMENT FOR RESEARCH COLLABORATION

Ref: NN/SW/096/0115/D3

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AGREEMENT FOR RESEARCH COLLABORATION

THIS AGREEMENT is made on the 27th day of April, 2015.

BETWEEN

D3 (Drug Discovery & Development), Biomedical Sciences Institutes (Co. Registration No. 53239949L), a company incorporated in Singapore and having its principal office at 31 Biopolis Way, 01-02A Nanos, Singapore, 138669 (hereinafter referred to as “D3”) of the first part;

AND

Visterra, Inc a company incorporated under the laws of the United States of America, of One Kendall Square, Suite B3301, Cambridge, MA 02139 (hereinafter referred to as “COLLABORATOR” or “Visterra”) of the second part.

RECITALS

(A)	D3 is a national research institution based in Singapore and funded by the Agency for Science, Technology And Research (“A*STAR”) and has considerable knowledge, expertise and experience in, inter alia, the field of drug discovery and development.

(B)	COLLABORATOR is a commercial company and has an interest, expertise and proprietary technologies and know-how in the fields of monoclonal antibodies for the treatment and prevention of infectious diseases.

(C)	D3 and COLLABORATOR wish to collaborate in research and development in the area of interest referred to above by undertaking the Project (as defined below) on the terms and conditions set out below.

NOW IT IS HEREBY AGREED as follows: -

1.	DEFINITIONS

In this Agreement, unless otherwise expressly provided, the following terms shall have meanings ascribed to them below.

“Affiliates” means: (i) an organisation, which directly or indirectly controls either Party; or (ii) an organisation which is directly or indirectly controlled by either Party; or (iii) an organisation, which is controlled, directly or indirectly, by the ultimate parent company of either Party. The term “control” as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting security or by contract or otherwise. The term ‘Affiliate’ with regards to D3 shall include A*STAR, ETPL and all research institutes and centres funded and managed by A*STAR.

“A*STAR” means the Agency for Science, Technology and Research.

“Confidential Information” means the terms of this Agreement and any and all information, data, designs, memoranda, models, prototypes, and/or other material whether of scientific, technical, commercial, financial or other nature, furnished to or obtained by a Party from the other Party under this Agreement in written, oral or other tangible form clearly marked or designated as “Confidential” or by words of similar import. Information communicated by a disclosing Party orally or visually shall be summarized in writing, marked “Confidential” and delivered to the receiving Party within

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fourteen (14) days of such communication failing which such information shall not constitute Confidential Information.

“Data” means Pre-clinical study data and Phase 1 and 2 clinical trial data on VIS513

“Effective Date” means the date first written above.

“ETPL” means Exploit Technologies Pte Ltd, the commercialization and marketing arm of A*STAR and D3.

“Intellectual Property (IP)” means all Know-How and intellectual property rights (including without limitation patents, copyrights, designs, semiconductor layout designs, and trade secrets) worldwide arising under statutory or common law, and whether or not perfected.

“Know-How” means any methods, techniques, processes, discoveries, inventions, innovations, unpatentable processes, specifications, recipes, formulae, designs, plans, documentation, drawings, data and other technical information which is secret, and identified or identifiable in a tangible form.

“Party” means either D3 or COLLABORATOR.

“Parties” means both D3 and COLLABORATOR.

“Pre-Collaboration IP” means all IP owned or controlled by each Party and which was conceived or reduced to practice either (a) prior to the Effective Date of this Agreement or (b) outside the scope of this Agreement and which is introduced to or disclosed for the Project or otherwise supplied by each Party. D3 shall expressly document all Pre-Collaboration IP of D3 which is made available to COLLABORATOR. The Product shall constitute Pre-Collaboration IP of COLLABORATOR.

“Product” means Visterra dengue antibody, VIS513.

“Project” means the research and development activities to be conducted by the Parties as specified in the Project Plan.

“Project Plan” means the statement of work set out in Schedule 1 annexed hereto.

“Related Know-How” means Know-How generated in the course of the Project which is related or applicable to the Product but has other potential applications and is necessary for the commercialisation of the Product, and as listed in the licence agreement to be entered into in the form set out in Schedule 2.

“Results” means all Data, Specific Know-How and Related Know-How, arising from performance under the Project.

“Specific Know-How” means Know-How specific to VIS513 which applies only to VIS513 as listed in the licence agreement to be entered into in the form set out in Schedule 2.

“Term” means the period as specified in Clause 4.

2.	STATEMENT OF WORK

2.1	The Parties hereby agree to collaborate in the Project.

2.2

The Parties recognize that the Project is research in nature and hence completion within the period of performance, or within the limits of financial support allocated, or the achievement of the deliverables and/or milestones specified in the Project within or outside the time schedule specified therein cannot be guaranteed. The Parties shall

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exercise commercially reasonable efforts in the performance of the Agreement in accordance with the agreed Project Plan.

2.3	The Parties shall negotiate in good faith and enter into a separate written clinical research agreement to govern the specifics of COLLABORATOR’S and D3’s conduct of the clinical research contemplated by the Project, which agreement shall contain customary and commercially reasonable terms, including allocation of liability, for an agreement of such type (the “Clinical Research Agreement”) consistent with the terms set out in Schedule 4. The Clinical Research Agreement will provide that all Data, Specific Know-How and Related Know-How arising from performance thereunder will be included as Results for purposes of the license agreement contemplated by Section 8.4. COLLABORATOR and D3 acknowledge that the Clinical Research Agreement shall further provide the mutually agreed terms, conditions and mechanism regarding D3 entering into a clinical trial agreement (the “Clinical Trial Agreement”) with one or more healthcare institution(s) (each an “Institution”) as agreed by the Parties. The Clinical Research Agreement shall further provide that any disagreements between the Parties in the course of negotiations on the form of clinical trial agreement shall be referred to the JRC.

2.4	The Parties agree and declare that the obligations of each Party shall cease (except as otherwise set forth in Clause 14.1) upon the end of the Term.

2.5	Each Party shall obtain all relevant ethics and other approvals as may be relevant for its participation in the Project.

3.	CO-ORDINATORS; JRC

3.1	The Project shall be supervised and coordinated by [**] from D3 (hereinafter referred to as “D3 Co-ordinator”) and [**] from COLLABORATOR (hereinafter referred to as “COLLABORATOR Co-ordinator”).

3.2	If for any reason the D3 Co-ordinator is unable to continue to serve under the Project, D3 agrees to appoint a successor within thirty (30) days of the unavailability of the D3 Coordinator, failing which (after having used best efforts to find a replacement) the provisions of Clause 13.2 shall apply.

3.3	Promptly after the Effective Date, the Parties shall establish a joint research committee (the “JRC”), composed of an equal number of representatives of each Party to monitor and coordinate the conduct of the Project under the Project Plan and provide a forum for and facilitate discussions between the Parties with respect to the Project and certain other matters the Parties may agree upon. The Parties may agree upon third party experts to participate with the JRC.

4.	PERIOD OF PERFORMANCE

This Agreement shall come into force on the Effective Date and shall continue for a period of sixty (60) months unless earlier terminated in accordance with the terms of this Agreement or extended by the Parties’ agreement in writing.

5.	PROJECT CONTRIBUTIONS

5.1	Each Party will make such contributions in terms of manpower deployment, equipment, facilities, cash funding and other contributions as specified in Schedule 1, or as agreed from time to time by the Parties in writing.

5.2	D3 shall fund research and development activities in connection with the Project, and shall reimburse COLLABORATOR, in accordance with the procedures set forth in Schedule 3 hereto, for all reasonable costs and expenses incurred by COLLABORATOR and/or its Affiliates in performance of its obligations under the Project Plan, which shall be limited to (a) reasonable third party costs and expenses attributable to manufacture of VIS513 required for the Project; (b) reasonable third party consultancy costs and

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expenses directly related to the manufacture of VIS513 for the Project; and (c) reasonable costs incurred, with the prior written approval of D3, by COLLABORATOR directly related to the manufacture of VIS513 and non-clinical activities (that D3 requests COLLABORATOR to undertake), in each case as reflected in the relevant invoices, within thirty (30) days from the date of Invoice for such costs and expenses by COLLABORATOR. Travel expenses will be reimbursed by D3 only where D3 has given its prior written approval to COLLABORATOR incurring, and D3 approving, such expense.

5.3	D3 shall properly keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by COLLABORATOR) of all work performed relating to the Project, including all Results, and such records shall be made available to COLLABORATOR at all times.

6.	PUBLICATIONS

6.1	COLLABORATOR may publish at any symposia, national, international or regional professional meeting or in any journal, thesis, dissertation, newspaper or otherwise of its own choosing, the findings, methods and Results derived from the Project, but always subject to due observance of this Clause 6. D3 shall not publish, or permit the publication of, any findings, methods, Data and/or Specific Know-How derived from the Project or in connection with this Agreement, except that D3 may release a public announcement solely to the extent that the contents of such public announcement are consistent with a previous publication of information by COLLABORATOR hereunder, provided that such information remains accurate as of such time, but always subject to due observance of this Clause 6.

6.2	The Party intending to make the publication in accordance with this Clause 6 (“the Publishing Party”) shall furnish the other Party (“the Other Party”) copies of such proposed publication or presentation in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. The Other Party shall within fourteen (14) days of receipt of the proposed publication or presentation forward its written objections to the same either because there is patentable subject matter that needs protection and/or there is Confidential Information (as defined In Clause 1 herein) or patentable information of the Other Party contained in the proposed publication or presentation. If no objection is made to the proposed publication or presentation within the stipulated time, the Publishing Party shall be free to proceed with the publication or presentation.

6.3	Confidential Information identified by the Other Party, which is governed by Clause 7, shall be deleted from the proposed publication or presentation unless the Other Party considers the Confidential Information to be patentable information, in which case it will be treated as set forth in the following sub-Clause.

6.4	In the event that the Other Party objects to any such publication or presentation on the basis that the same would disclose patentable information belonging to the Other Party, the Publishing Party shall refrain from making such publication or presentation for a further period of sixty (60) days from date of receipt of such objection in order for the relevant patent application(s) to be filed.

6.5	Each Party shall, in any publications it makes in relation to the Project in accordance with this Clause 6, acknowledge the other Party’s contributions to the Project and all publications must have at least one author from D3.

7.	CONFIDENTIALITY

7.1

Each Party agrees, for the Term and for a period of five (5) years after the termination or expiration of the Agreement, to treat the Confidential Information of the other Party as strictly confidential and not to disclose it to any third party (other than contractors

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performing its obligations under this Agreement on its behalf who are bound by duties of confidentiality and non-use at least as stringent as those set forth in this Agreement, solely for the purposes of this Agreement) for any purpose whatsoever and not make use of the Confidential Information or any part thereof other than for the Project and to treat it with at least the same care and in the same manner as its own secret and valuable information, but in no event less than reasonable care. The receiving Party shall ensure that its employees, contractors, agents and representatives to whom Confidential Information is disclosed covenant to keep such information confidential to the extent that the receiving Party is bound by this Agreement and that such covenants on the part of such persons are strictly observed.

7.2	The provisions of Clause 7.1 above shall not apply to any:

7.2.1	information which is or was already known to the receiving Party at time of disclosure to it free of any duty of confidentiality, or

7.2.2	information which after disclosure to the receiving Party under this Agreement is published or otherwise generally available to the public otherwise than through any act, default or omission by the receiving Party of its obligations hereunder, or

7.2.3	information which can be established by tangible evidence was independently developed by the receiving Party without the use of or reference to the disclosing Party’s Confidential Information; or

7.2.4	information which is disclosed to the receiving Party by a third party without restriction and without breach of the confidentiality obligations under this Agreement by the receiving Party.

7.3	It is agreed that each receiving Party may disclose all or any part of the Confidential Information of the disclosing Party to its Affiliates, consultants, contractors and advisors where such persons need to know such information and on the basis that the receiving Party shall procure that such Affiliates, consultants, contractors and advisors shall also agree to treat the information as confidential.

7.4	The receiving Party acknowledges that unauthorized disclosure or use of Confidential Information could cause great or irreparable injury to disclosing Party and that pecuniary compensation would not afford adequate relief or it would be extremely difficult to ascertain the amount of compensation which would afford adequate relief. Therefore, the receiving Party agrees that, in the event of such unauthorized disclosure or use of Confidential Information, the disclosing Party will have the right to seek and obtain injunctive relief in addition to any other rights and remedies it may have.

7.5	Except for the disclosure of the existence of this Agreement, including the title and identification of the Parties, which information shall not be deemed confidential, neither Party shall disclose the specific terms and conditions of this Agreement without the express permission of the other Party.

7.6	Each Party shall have the right to disclose Confidential Information received by it from the other Party to the extent required to be disclosed by law, regulation, rule, act or order of any governmental authority or agency, provided that notice is promptly delivered to the other Party (to the extent permitted) in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter the receiving Party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

7.7

COLLABORATOR and its Affiliates shall have the right to disclose Confidential Information received by it from D3 to (i) any institutional review board of any entity conducting clinical trials with respect to the Project, or (ii) any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical

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trials, provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; or (iii) to any bonafide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner; provided that in connection with such disclosure, COLLABORATOR shall require each disclosee to enter into a confidentiality agreement with respect to such Confidential Information.

8.	INTELLECTUAL PROPERTY

8.1	COLLABORATOR agrees that if any licenses to third party’s IP are required by D3 or COLLABORATOR in the conduct of the Project under this Agreement, COLLABORATOR shall be solely and fully responsible for procuring all such licenses and D3 will not be responsible for procuring the same, provided that notwithstanding the foregoing, any licenses required for third party IP contained within D3’s Pre- Collaboration IP shall be the responsibility of D3.

8.2	All rights, title and interests to Pre-Collaboration IP shall remain with the Party introducing or disclosing the same and shall remain unfettered by this Agreement. Each Party grants to the other Party a non-exclusive, non-transferrable, non-sublicenseable, limited right to use its Pre-Collaboration IP solely for the purposes of the Project during the Term and for no other purposes except as expressly provided in this Agreement.

8.3	All rights, title and interests to Results shall be solely owned by D3. COLLABORATOR agrees that it shall and shall procure that its employees shall assign all rights, title and interest that it might have in the Results to D3 or its designee as the case may be. It is agreed that D3 shall be entitled to assign all its rights, title and interests in the Results to A*STAR or its nominee, and shall ensure that A*STAR or its nominee shall appoint ETPL to undertake all patenting, commercial and/or licensing activities relating to the same on its behalf.

8.4

COLLABORATOR shall have an option (“the Option”) to obtain from ETPL (a) an exclusive, world-wide, transferrable, sublicenseable (through multiple tiers), royalty bearing (subject to Sections 8.5 and 8.6 below), perpetual license to use the Results (save for Related Know-How comprised in the Results) for their research, development and commercial activities; and (b) a non-exclusive, world-wide, transferable, sublicenseable (through multiple tiers), royalty bearing (subject to Sections 8.5 and 8.6 below), perpetual license to use the Related Know-How comprised in the Results for their research, development and commercial activities in the field of VIS513 therapeutics only, on the terms set out in Schedule 2. For the avoidance of doubt, D3 shall be under the obligation to procure that ETPL grant and ETPL shall be under the obligation to grant the said license to the Results, as they exist as of the effective date of termination of this Agreement, if this Agreement is terminated by D3 pursuant to Section 13.3 or by COLLABORATOR pursuant to Section 13.1.1 or 13.1.2 in accordance with Sections 8.5 and 8.6 respectively. Except for the foregoing sentence, D3 shall be under no other obligation to procure that ETPL grant, and ETPL shall be under no obligation to grant, the said license to the Results where this Agreement is terminated under any other circumstances whatsoever though this shall not in any way affect any rights either Party may have at law. The Option shall be exercisable by COLLABORATOR (1) at any time during the Term of this Agreement upon mutual agreement of the Parties (not to be unreasonably withheld, conditioned or delayed) or (2) within [**] days upon the end of the Term, and in each of (1) or (2) a license agreement shall be concluded between COLLABORATOR and ETPL in the form attached as Schedule 2 as soon as practicable and in any event, within [**] days of the exercise of the Option. D3 shall take all actions necessary to enable and cause ETPL to execute such license with COLLABORATOR and give effect to this Section 8.4. D3 shall, for the duration of the Option, keep the Results (save for Related Know-How) confidential and not disclose them to any third party. For purposes of this Agreement, any reference to ETPL shall refer to ETPL or any other designee of A*STAR in the event that ETPL is no longer authorized by A*STAR to grant such rights with respect to the Results. In the event that ETPL has entered into the license agreement with COLLABORATOR as contemplated by

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this Section 8.4 and ETPL’s rights to grant such license are subsequently terminated, then D3 shall immediately procure that A*STAR designate a replacement entity and procure that such replacement entity designated by A*STAR promptly enter into an agreement with COLLABORATOR on the same terms and conditions as those of Schedule 2.

8.5	[**].

8.6	[**].

9.	COLLABORATION

For the avoidance of doubt, it is agreed that subject to a Party’s compliance with the terms and conditions of this Agreement, nothing shall restrict a Party from doing the following and each Party will have the right:

(a)	to conduct any research or development work in any field (including work in the same area of research as the research contemplated under this Agreement) independently of the other Party, whether by itself or in collaboration with any other party subject to each Party observing its obligations under this Agreement, including the provisions of Clauses 7 and 8 hereof;

(b)	to continue existing commitments or to make new ones; and

(c)	to use, exploit (including sub-licensing) or otherwise take advantage of its own Intellectual Property (other than the Results which shall be subject to the terms and conditions of this Agreement).

10.	WARRANTIES AND LIABILITIES

10.1	Each Party represents and warrants that it has the right to enter into this Agreement and provide the materials and services described herein.

10.2	D3 covenants that it will comply with all applicable laws, rules and regulations in its performance under this Agreement.

10.3	Except for the foregoing, D3 does not make any representations, conditions or warranties, either express or implied with respect to any information, its Pre-Collaboration IP, the work performed pursuant to the terms of this Agreement, or the Data generated under this Agreement. Without limiting the generality of the foregoing, D3 expressly disclaims any implied warranty, condition or representation that the said information, its Pre-Collaboration IP, Data developed under this Agreement:

10.3.1	shall correspond with a particular description;

10.3.2	is of a merchantable satisfactory quality;

10.3.3	is fit for a particular purpose; or

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10.3.4	is durable for a reasonable period of time.

COLLABORATOR expressly disclaims any representation or warranty, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose and/or non-infringement.

10.4	Nothing in this Agreement shall be construed as:

10.4.1	a warranty by D3 that anything made, used, sold or otherwise disposed of in connection with its Pre-Collaboration IP disclosed or introduced hereunder or that the Results developed are or will be free from infringement of patents, copyrights, trademarks, industrial designs or other intellectual property rights of any third party; or

10.4.2	an obligation on D3 to bring or prosecute or defend actions or suits against or by third parties for infringement of patents, copyrights, trademarks, industrial designs or other intellectual property or contractual rights, whether in connection with its Pre-Collaboration IP or Results developed under this Agreement or otherwise.

10.5	No action whether in contract or tort (including negligence) or otherwise arising out of or in connection with this Agreement may be brought by a Party against the other more than three (3) years after the cause of action has accrued.

10.6	Save for death or personal injuries caused by negligence, in no event shall D3 or COLLABORATOR, whether as a breach of contract, tort or otherwise, have any liability to the other Party or to a third party for any indirect, special, incidental, consequential damages, loss of profits or pure economic loss.

10.7	Except in the case of breach of (a) a Party’s confidentiality obligations under Section 7; (b) D3’s obligation to grant the Option under Section 8.4; or (c) a Party’s obligation to reimburse third party expenses, notwithstanding anything to the contrary, each of D3’s and COLLABORATOR’S total and cumulative liability under this Agreement, however arising, shall not exceed [**].

10.8	Notwithstanding anything to the contrary, each of D3’s and COLLABORATOR’S total and cumulative liability under this Agreement, however arising, shall not exceed [**] which shall be inclusive of, and not in addition to, the liability cap stated in Section 10.7.

11.	Intentionally omitted.

12.	USE OF NAMES

Neither Party shall issue any press release relating to this Agreement without obtaining the prior written consent of the other Party. Prior to being released or made, a copy of all press releases which a Party intends to issue or make regarding this Agreement shall be provided to the other Party for approval, which approval shall not be unreasonably withheld.

13.	TERMINATION

13.1	Either of the Parties shall be entitled to terminate this Agreement immediately by notice in writing to the other Party (but without prejudice to any rights either Party may have against the other arising prior to such termination) if any of the events set out below shall occur. The said events are:

13.1.1	if the other Party shall commit any material breach of any of its obligations under this Agreement and shall fail to remedy such breach (if capable of remedy) within [**] days after being given notice by the first Party so to do; or

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13.1.2	if the other Party (being a company) shall go into liquidation whether compulsory or voluntary (except for the purposes of a bona fide reconstruction or amalgamation with the consent of the first Party, such consent not to be unreasonably withheld) or if the other Party shall have an administrator appointed or if a receiver, administrative receiver or manager shall be appointed over any part of the assets or undertaking of the other Party.

13.1.3	if [the Parties do not execute the Clinical Research Agreement within [**] days of the Effective Date, or such extension thereof as mutually agreed by the Parties or the Clinical Research Agreement is terminated by either Party.

13.2	Pursuant to Clause 3.2, D3 shall be entitled to terminate this Agreement upon thirty (30) days written notice to COLLABORATOR, if the events specified in Clause 3.2 hereof occur.

13.3	Each Party shall be entitled to terminate this Agreement without assigning any reason therefor on sixty (60) days written notice to the other Party.

13.4	Each Party shall be entitled to terminate this Agreement on thirty (30) days written notice to the other Party in the event of any material safety concerns with respect to the Project or the Product.

14.	CONSEQUENCE OF TERMINATION

14.1	The provisions of Clauses 6, 7, 8, 9, 10, 11, 12, 14, 15, 17, 18, 19, 20, 21 and 22 shall continue in full force and in accordance with their terms, notwithstanding the expiration or termination of this Agreement for any reason.

14.2	Without prejudice to any claims for damages that either Party may be entitled to, upon termination or expiration of this Agreement, each Party shall promptly return all materials of the other Party in its possession, including, without limitation, Confidential Information of the other Party, upon the request of the other Party.

14.3	In the event of termination by D3 pursuant to Section 13.3, D3 will promptly pay COLLABORATOR in full for all reasonable costs and expenses incurred as at the effective date of termination, including all non-cancellable expenses and any early termination penalties incurred by COLLABORATOR resulting therefrom, in connection with the Project Plan and as contemplated by this Agreement, which shall be limited to amounts set out in Section 5.2. [**].

14.4	In the event of termination by COLLABORATOR pursuant to Section 13.3, COLLABORATOR will promptly pay D3 in full for all work done and expenses incurred as at the effective date of termination in connection with the Project Plan (which shall include work under the Clinical Trial Agreement) and as contemplated by this Agreement, including all non-cancellable expenses and any early termination penalties incurred by D3 in respect of the pre-clinical work and the work under the Clinical Trial Agreement resulting therefrom.

14.5	In the event of termination by either Party pursuant to Section 13.1.1 or 13.1.2, the Parties shall submit the matter to be determined in accordance with the dispute resolution procedures described in Section 17. Where COLLABORATOR terminates this Agreement pursuant to Section 13.1.1 or 13.1.2, D3 shall procure that ETPL grant to COLLABORATOR the license contemplated by Section 8.6.

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14.6	In the event of termination by either Party pursuant to Section 13.1.3 or Section 13.4 or by D3 pursuant to Section 13.2, each Party shall be relieved of its obligations herein (except for the obligations stated in Section 14.1 and any other obligations that are expressed to survive termination of this Agreement) and shall have no liability whatsoever in respect of such termination. In such case, the Parties shall negotiate in good faith and, upon agreement, enter into a license agreement as regards the Results generated as at the effective date of termination. In no event shall the economic terms of any such license exceed those set forth in Schedule 2.

15.	ASSIGNMENT

15.1	Save as expressly provided in this Agreement, neither of the Parties shall assign this Agreement or otherwise transfer its rights or obligations, or any part thereof, under this Agreement without the prior written consent of the other Party.

15.2	It is agreed that if at any time after the date of this Agreement the functions and operations of D3 are assigned, merged, transferred into or otherwise forms part of another Affiliated organization of A*STAR (“the New Entity”), such that the New Entity takes over the whole or substantially the whole of D3’s operations, then it is agreed that D3 may:

15.2.1	at its option, assign this Agreement in its entirety to the New Entity which will then assume all of D3’s rights and obligations hereunder; or

15.2.2	assign all or any part of its rights hereunder to the New Entity.

15.3	COLLABORATOR shall have the right, upon notification to D3, to assign this Agreement or otherwise transfer its rights under this Agreement to COLLABORATOR’S Affiliate or to a third party acquirer or successor in connection with a merger, acquisition or sale of all or substantially all of COLLABORATOR’S assets pertaining to this Agreement on condition that all obligations to D3 under this Agreement shall be undertaken by such Affiliate, acquirer or successor, as the case may be.

16.	FORCE MAJEURE

16.1	Neither Party shall be liable for delays in delivery or performance when caused by any of the following which are beyond the actual control of the delayed Party: (i) acts of God, (ii) acts of the public enemy, (iii) acts or failure to act by the other Party, (iv) acts of civil or military authority, (v) governmental priorities, (vi) hurricanes, (vii) earthquakes, (viii) fires, (ix) floods, (x) epidemics or pandemics, (xi) embargoes, (xii) war, and (xiii) riots (hereinafter referred to as the “Force Majeure Event”).

16.2	The respective obligations of either Party hereunder shall be suspended during the time and to the extent that such Party is prevented from complying therewith by a Force Majeure Event provided that such Party shall have given written notice thereof, specifying the nature and details of such event and the probable extent of the delay to the other Party.

16.3	In case of a Force Majeure Event, the time for performance required by either Party under this Agreement shall be extended for any period during which the performance is prevented by the event. However, the other Party may terminate this Agreement by notice if such an event prevents performance continuously for more than sixty (60) days.

17.	DISPUTE RESOLUTION

17.1

The Parties agree to attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation. Any dispute between the Parties relating to this Agreement will first be submitted in writing to one senior executive from each Party, who will promptly meet

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and confer in an effort to resolve such dispute. Each Party’s senior executive will be identified by notice to the other Party, and may be changed at any time thereafter by notice to the other Party. Any agreed decisions of the senior executives will be final and binding on the Parties. In the event the senior executives are unable to resolve any dispute within thirty (30) days after submission to them, either Party may then refer such dispute to arbitration in accordance with Clause 17.2. Notwithstanding the foregoing, any disputes with respect to intellectual property rights shall be submitted to the courts and not be subject to the provisions of Clause 17.2.

17.2	Any dispute which cannot be resolved by amicable settlement by the process described in Clause 17.1 above shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of Singapore International Arbitration Centre for the time being in force which rules are deemed to be incorporated by reference to this clause. The tribunal shall consist of a single arbitrator. The language of the arbitration shall be in English. Any award made hereunder shall be final and binding upon the Parties and judgment on such award may be entered into any court of tribunal having jurisdiction hereof.

18.	GOVERNING LAW

The validity and interpretation of this Agreement and the legal relation of the Parties to it shall be governed by the laws of Singapore and the Parties submit to the jurisdiction of the Singapore Courts.

19.	NOTICE

19.1	Any notice to be given by any Party to this Agreement shall be in writing and shall be deemed duly served if delivered personally or sent by facsimile transmission or by prepaid registered post to the addressee at the address as stated above or (as the case may be) the facsimile number of that Party or at such other address (or facsimile number) as the Party to be served may have notified the other Party for the purposes of this Agreement.

19.2	Any notice sent by facsimile shall be deemed served when despatched and any notice served by prepaid registered post shall be deemed served forty-eight (48) hours after despatch thereof. In proving the service of any notice it will be sufficient to prove in the case of a letter that such letter was properly stamped addressed and place in the post or delivered or left at the current address if delivered personally and in the case of a facsimile transmission was duly despatched to the facsimile number of the addressee given above or subsequently notified for the purposes of this Agreement.

20.	ENTIRE AGREEMENT

Unless otherwise expressly specified, this Agreement embodies the entire understanding between the Parties in respect of the Project and any prior or contemporaneous representations, either oral or written, are hereby superseded. No amendments or changes to this Agreement shall be effective unless made in writing and signed by authorized representatives of the Parties.

21.	GENERAL

21.1	All deliverables, information, and other subject matter made available to COLLABORATOR shall be used for commercial and/or civilian purposes only. COLLABORATOR shall ensure that it and its end-users comply with all applicable laws, rules and regulations governing the use, export and disposal of the deliverables, information, and other subject matter.

21.2	No exercise or failure to exercise or delay in exercising any right power or remedy vested in any Party under or pursuant to this Agreement shall constitute a waiver by that Party of that or any other right power or remedy.

21.3	The Parties shall co-operate with each other and execute and deliver to the other Party

RCA D3-Visterra – EXECUTION VERSION	Page 12 of 40

21.4	such instruments and documents and take such other action as may be reasonably requested from time to time in order to carry out and confirm the rights and the intended purpose of this Agreement.

21.5	In the event that any term, condition or provision of this Agreement is held to be a violation of any applicable law, statute or regulation the same shall be deemed to be deleted from this Agreement and shall be of no force and effect and this Agreement shall remain in full force and effect as if such term condition or provision had not originally been contained in this Agreement. Notwithstanding the above in the event of any such deletion the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

21.6	This Agreement may be executed in any number of counterparts or duplicates each of which shall be an original but such counterparts or duplicates shall together constitute but one and the same agreement.

21.7	The recitals and schedules of this Agreement shall form an integral part of this Agreement.

21.8	It is agreed that for the purposes of this Agreement, “D3” shall mean D3 (Drug Discovery & Development) only and shall not extend to any other research institute, center or division of the Biomedical Sciences Institutes. For avoidance of doubt, no research institute, center or division within the Biomedical Sciences Institutes (other than D3) shall have any obligation under this Agreement to the COLLABORATOR or to disclose to or receive from the COLLABORATOR any information unless expressly agreed in writing.

22.	THIRD PARTY CONTRACTS ACT

Save for the parties identified in Clauses 7, 8 and 15, the Parties do not intend that any term of this Agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act (Cap. 53B) or otherwise, by any person or entity who is not a party to this Agreement.

RCA D3-Visterra – EXECUTION VERSION	Page 13 of 40

AS WITNESS the hands of the Parties hereto the day and year first above written.

SIGNED by	)
)
for and on behalf of	)
D3 (Drug Discovery & Development))
	)	/s/ Dr Alex Matter
	)	Dr Alex Matter, CEO, D3
In the presence of:

/s/ Dr Louise Sarup
Dr Louise Sarup, Head of BD&L

SIGNED by	)
)
for and on behalf of Visterra, Inc	)
	)	/s/ Dr Brian Pereira
	)	Dr Brian Pereira, CEO, Visterra, Inc.
In the presence of:

/s/ Gregory Miller
Gregory Miller, VP BD & Strategic Planning

RCA D3-Visterra – EXECUTION VERSION	Page 14 of 40

SCHEDULE 1

PROJECT PLAN

I. Background:

[**].

II. Research collaboration:

[**].

RCA D3-Visterra – EXECUTION VERSION	Page 15 of 40

III. Project Goals:

[**].

IV. Project Responsibilities:

VISTERRA

[**].

D3

[**]

RCA D3-Visterra – EXECUTION VERSION	Page 16 of 40

V. Expected project outcomes and deliverables:

[**].

VI. Draft work plan

[**]

RCA D3-Visterra – EXECUTION VERSION	Page 17 of 40

ESTIMATED TIMEFRAME             [**]

[**].

VII. Governance Structure: Joint Steering Committee

[**]

RCA D3-Visterra – EXECUTION VERSION	Page 18 of 40

SCHEDULE 2

FORM OF LICENSE AGREEMENT

DATED this          day of

EXPLOIT TECHNOLOGIES PTE LTD

AND

VISTERRA INC.

FORM OF LICENSE AGREEMENT

Ref:

RCA D3-Visterra – EXECUTION VERSION	Page 19 of 40

LICENSE AGREEMENT

This Agreement is made on the              day of                                              ,.

Between

EXPLOIT TECHNOLOGIES PTE LTD (Registration. No. 199503187D), a company incorporated in Singapore and having its place of business at 30, Biopolis Street, #09-02, Matrix, Singapore 138671 (hereinafter referred to as “ETPL”) of the first part;

And

VISTERRA INC. (Registration No. [Insert]), having its place of business at [Insert address] (hereinafter referred to as “Licensee”) of the second part.

RECITAL

ETPL has agreed to grant Licensee a right and license to use the Results within the Field of Use for the Term and in the Territory upon the terms and conditions hereinafter contained.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, ETPL and Licensee hereby agree as follows:

1.

1.1	Definitions.

In this Agreement

“Affiliate” means: (i) an organisation, which directly or indirectly controls either Party; or (ii) an organisation, which is directly or indirectly controlled by either Party; or (iii) an organisation, which is controlled, directly or indirectly, by the ultimate parent of either Party. For purposes of this Clause, control is defined as owning fifty percent (50%) or more of the voting stock of Licensee or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organisation. The term “Affiliate” of ETPL shall include A*STAR and the research institutes and centres funded and managed by A*STAR, their respective employees and professional and legal advisors for the time being.

“A*STAR” means the Agency for Science, Technology and Research.

“Clinical Research Agreement” or “CRA” means the clinical research agreement entered into between D3 (Drug Discovery and Development) and Licensee on [ ].

“Combination Product” means a product combining the Product together with another active pharmaceutical ingredient (API).

“Commercially Reasonable Efforts” means efforts consistent with the efforts and resources a party normally uses in the exercise of its reasonable business discretion consistent with industry practices relating to the discovery, development and/or commercialization of a pharmaceutical product with similar product characteristics and that is of similar market potential at a similar stage

RCA D3-Visterra – EXECUTION VERSION	Page 20 of 40

of development or commercialization, taking into account issues of efficacy, safety, patent and regulatory exclusivity, product profile, anticipated or approved labeling, present and future market potential, competitive market conditions, the regulatory structure involved, and other technical, legal, scientific, medical or commercial factors, including pricing and reimbursement issues in any applicable market.

“Confidential Information” shall mean any and all proprietary or confidential information of one Party which may be disclosed to the other Party at any time and from time to time during the term of this Agreement and which is expressly marked “Confidential” or with words of similar import. Information disclosed which is not capable of being so marked shall be summarized in writing, marked “Confidential” or with words of similar import and sent to the disclosing party within fourteen (14) days of such communication provided that the information shall be treated as confidential upon its disclosure.

[**]

“Documentation” means the reports in which the Results are contained.

“Effective Date” means the date first above written.

“Field of Use” means any and all fields of use without limitation.

[**].

[**].

“Indian Subcontinent” means India, Pakistan, Nepal, Bhutan, Burma, Bangladesh, Sri Lanka and Maldives.

RCA D3-Visterra – EXECUTION VERSION	Page 21 of 40

“Intellectual Property” means patent(s), know-how and intellectual property rights (including without limitation patents, copyrights, designs, trade secrets, and rights in Confidential Information) worldwide arising under statutory or common law, and whether or not perfected, and any applications of the foregoing.

“Investment Threshold” means the total research & development, investment and allocable manufacturing and research and development operating expenses in the research and development of the Product amounting to US$[**] by Licensee, any sublicensees and external investors in the Product from and after the effective date of Research Collaboration Agreement.

“Net Sales” shall mean the gross amount billed or invoiced for the Products by (a) Licensee or its Affiliates; (b) Licensee’s purchasers or distribution agents; and (c) Licensee’s Sublicensee Developers, in each case to end-users less:

(i) deductions for returns (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Products, withdrawals and recalls);

(ii) volume/quantity or other commercially reasonable trade discounts granted at the time of invoicing;

(iii) value added or sales taxes directly linked to and included in the gross sales amount.

If any Product is distributed in a transaction that is not at arms-length for a discounted price that is substantially lower than the customary price charged by Licensee or its Affiliate, purchaser, distribution agent or Sublicensee Developer, as the case may be, or distributed for a non-cash consideration (whether or not for a discount), Net Sales shall be calculated based on the non-discounted price amount of the Product charged to an independent party during the same reporting period or in the absence of such sales, on the fair market value of the Product.

In the event the Product is sold as a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the standard market price in a particular Country of the Product when sold separately in finished form and B is the weighted average sale price in that Country of the other product(s) sold separately in finished form. In the event that such standard market price cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld. Disposition of Product for, or use of the Product in, clinical trials or other scientific testing, as free samples, or under compassionate use, patient assistance, or test marketing programs or other similar programs or studies where Product is supplied without charge shall not result in any Net Sales.

“Payment Cap” means the overall cap on Royalties and Sublicensing Revenue Share as set forth in Schedule 1.

“Product” means the dengue monoclonal antibody VIS513 investigated in the course of the Research Collaboration Agreement and Clinical Research Agreement.

“Research Collaboration Agreement” means the research collaboration agreement between D3 (Drug Discovery and Development) and Licensee dated [insert date of RCA].

RCA D3-Visterra – EXECUTION VERSION	Page 22 of 40

“Results” shall have the meaning set forth in the Research Collaboration Agreement.

“Royalties” means the amounts payable by Licensee to ETPL as calculated in Sections 1(a)(ii), 1(b)(ii), 2(a)(ii) and 2(b)(ii) of Schedule 1, of which 2(a)(i\) and 2(b)(ii) are subject to the Payment Cap.

“Sales Report” means the sales report as set out in Schedule 2 to be submitted by Licensee to ETPL pursuant to this Agreement.

“Sublicense Agreement” means any agreement entered into by Licensee or any of its Affiliates with a Sublicensee Developer for the purposes of licensing the Product to be developed and/or commercialised by the Sublicensee Developer.

“Sublicensee Developer” means a third party to whom Licensee out-licenses the Product for the purposes of further development before commercialization. For the avoidance of doubt, third parties who have entered into agreements with Licensee or any of its Affiliates whereby such third party is granted the right or option to purchase the Products in finished form for resale to the market shall not constitute “Sublicensee Developers”.

“Sublicensee Revenue” means any and all consideration received and receivable by Licensee from Sublicensee Developers pursuant to Sublicense Agreements, including but not limited to all revenue, any upfront payments, milestone payments, royalties (except for those payments/royalties that Schedule 1 expressly states are excluded from Sublicensee Revenue), shares, bonds, and any such other payment received by Licensee in respect of any sale, distribution, use or other disposition of Product. Sublicensee Revenue excludes (i) payments for research, development and manufacturing services provided with a commensurate budget; (ii) payments to fund further research and development of the Products; (iii) equity investments into Licensee at fair market value which are not referred to in any Sublicense Agreement; (iv) loans; (v) patent reimbursement, (vi) reimbursement of fees paid to governmental agencies which are incurred after the date of the sublicense and actually paid.

“Sublicensing Revenue Share” means the share of Sublicensee Revenue payable to ETPL as calculated in accordance with Sections 1(a)(i), 1(b)(i), 2(a)(i) and 2(b)(i) of Schedule 1, subject to the Payment Cap.

“Term” means from the Effective Date, the period of twenty (20) years.

“Territory” means worldwide.

“Year” means each period of 365 (or, in the case of a leap year, 366) days from the Effective Date and any subsequent anniversary of that date during the Term.

1.2	Interpretation.

Any reference in this Agreement to:

“writing” or any cognate expression includes a reference to any communication effected by facsimile or e-mail transmission or similar means.

RCA D3-Visterra – EXECUTION VERSION	Page 23 of 40

words importing the singular shall include the plural and vice versa, and words which are gender specific or neuter shall include the other gender and the neuter.

References to a person shall be construed as references to an individual, corporation, Licensee, firm, incorporated body of persons of any country or any agency thereof.

2.	GRANT OF LICENSE

2.1	ETPL hereby grants to Licensee, during the Term, (a) an exclusive, transferable, sublicensable in accordance with Clause 2.2, perpetual, royalty-bearing (subject to Section 6.1) license to use the Results (save for Related Know-How (as defined in the Research Collaboration Agreement) comprised in the Results) within the Field of Use and within the Territory for its research, development and commercial activities and to use, research, develop, make, have made, distribute, market, import, export, distribute, sell and have sold the Products, and (b) a non-exclusive, transferable, sublicenseable in accordance with Clause 2.2, perpetual, royalty-bearing (subject to Section 6.1) license to use the Related Know-How (as defined in the Research Collaboration Agreement) comprised in the Results within the Field of VIS513 therapeutics only and within the Territory for their research, development and commercial activities in relation to the Product only. ETPL shall not grant any license or rights in or to the Results to any third party with respect to the research, development, manufacture or commercialization of any product, service or offering. ETPL and its Affiliates shall keep the Results (save for Related Know-How as defined in the Research Collaboration Agreement) in strict confidence and shall not disclose them to any third party or use Results (other than such Related Know-How) for any purpose other than as necessary for ETPL’s performance under this Agreement during the Term without Licensee’s prior written consent in each instance.

2.2	Licensee shall have the right to sublicense the Results (through multiple tiers), including to Sublicensee Developers, without ETPL’s prior written consent. Each Sublicense Agreement will be consistent with this Agreement, and shall include indemnification obligations in favour of ETPL and its Affiliates. Further, such Sublicense Agreement shall include reasonable reporting, record keeping and inspection provisions appropriate to enable Licensee to comply with Licensee’s reporting and record keeping obligations under this Agreement.

2.3	Licensee shall use Commercially Reasonable Efforts and diligence to make the Product commercially viable as promptly as is reasonably and commercially practicable, and thereafter to produce and sell Products.

3.	SUPPLY AND ACCEPTANCE OF THE RESULTS AND DOCUMENTATION

3.1	ETPL shall deliver the Results and the Documentation to an authorised person of Licensee as at such time and place to be agreed on between the Parties in writing. Upon such delivery being made, Licensee confirms ETPL has effected full delivery of the Results and Documentation and all information relating thereto in sufficient detail to enable Licensee to use the Results as contemplated under Clause 2.1.

RCA D3-Visterra – EXECUTION VERSION	Page 24 of 40

3.2	The Results and the Documentation supplied to Licensee shall be at Licensee’s risk from the time of its respective delivery but shall remain the property of ETPL.

3.3	Nothing in this Agreement shall be construed as requiring ETPL to prepare or deliver to Licensee any further information, documents or data relating thereto (other than that which reasonably ought to have been disclosed pursuant to Section 3.1) or engage in any technical studies or research or development or other obligation with regards to the use and operation of any part of the Results.

4.	RESERVED

5.	INDEMNITIES, WARRANTIES AND LIABILITY

5.1	Licensee shall indemnify ETPL and/or its Affiliates (as the case may be) against:-

5.1.1	any third party claim that Licensee’s use of the Results infringes the Intellectual Property rights of any third party, save where the claim is caused directly by ETPL’s breach of Section 5.8 or the gross negligence or willful misconduct by ETPL in respect of the Results, or

5.1.2	all and any proceedings, costs, expenses, liabilities, injury, death, loss or damage arising out of any third party claim against ETPL and/or its Affiliates or Licensee resulting from the material breach or negligent performance or failure in performance by Licensee of the terms of this Agreement or from the use of the Results or the Documentation or the exercise of the rights set out in clause 2.1 by Licensee or for any product liability or any third party Intellectual Property claims or otherwise, howsoever caused, except to the extent where the same is caused directly by ETPL’s breach of Section 5.8 or the gross negligence or willful misconduct of ETPL.

5.2	Except as expressly set forth in Section 5.8 below, ETPL does not make or give any representation, warranty or undertaking:-

5.2.1	as to the effectiveness, quality, fitness for any purpose or merchantability of the Results and the Documentation,

5.2.2	that the Results and/or the Documentation supplied is free from defect or error, or

5.2.3	that the use of the Results or the Documentation (all of which are provided on an “as is” basis) will not infringe any rights in Intellectual Property or any other rights belonging to or alleged to belong to any third party.

5.3	For the avoidance of doubt, in no event shall ETPL be liable hereunder:-

5.3.1	for any infringement of third party rights or error in the Results or failure of the Results to fulfill its functions and specifications whether such infringement or error or failure occurs in or is caused by any part of the Results as aforesaid or otherwise, or

5.3.2	to Licensee or any third party by reason of any representation or the

RCA D3-Visterra – EXECUTION VERSION	Page 25 of 40

breach of any implied condition, warranty or other term or any duty at common law or under any statute, or under any express term of this Agreement for any loss, damages, costs, expenses or other claim for compensation whatsoever, whether occasioned by the negligence of ETPL, its servants or agents or otherwise, which arises out of or in connection with this Agreement, or which in any way relates to the Results or the Documentation or the Products, or its use by Licensee or any other party.

5.3.3	for any incidental, consequential or special damages arising out of or related to this Agreement, including, but not limited to, loss of business opportunity, lost profits or pure economic loss.

5.4	Notwithstanding anything to the contrary, ETPL’s total and cumulative liability under this Agreement, however arising, shall not exceed all amounts actually paid by Licensee to ETPL pursuant to this Agreement.

5.5	Licensee warrants that it has full right to enter into this Agreement.

5.6	Licensee acknowledges that the Results and Documentation have not been prepared to meet Licensee’s or any particular party’s requirements and that it is therefore the responsibility of Licensee to ensure that the Results meet their requirements. ETPL shall not be liable for any failure or inaccuracy of the Results or Documentation.

5.7	Licensee warrants and undertakes that during the Term or the continuance of the license granted under this Agreement:

5.7.1	the Results and Documentation shall be used solely by Licensee and no other third party (except as permitted by Clause 2) and only for the purposes contemplated by Clause 2 of this Agreement;

5.7.2	it may make only so many copies of the Documentation as it reasonably requires for operational security and use. Such copies and the media on which they are stored shall be the property of ETPL and this Agreement shall apply to all such copies.

5.8	[**]:

5.8.1	[**].

5.8.2	[**].

5.8.3	[**].

RCA D3-Visterra – EXECUTION VERSION	Page 26 of 40

6.	CONSIDERATION AND FINANCIAL PROVISIONS

6.1	In consideration of rights granted under Clause 2.1 and the work done and resources expended by ETPL’s Affiliates in obtaining the Results, Licensee shall pay ETPL the Royalties and Sublicensing Revenue Share set out in Schedule 1 of this Agreement during the applicable payment period, together with Licensee’s submission of Sales Reports, copies of invoices from third party manufacturers of the Product, relevant agreements eg. sublicense agreements and audited financial statements (as available), in respect of the Product, provided always that Licensee may redact information contained in such documents to the extent it does not relate to the Product or is not necessary to ascertain Licensee’s, its Affiliates’ or a sublicensee’s compliance with the terms and conditions of this Agreement (including, without limitation, Licensee’s payment and reporting obligations). [**].

6.2	All Royalties or Sublicensing Revenue Share payable under this Agreement shall be paid in Singapore Dollars on a six-monthly basis, within 30 days of the end of each six-month period, commencing with the six-month period of first commercial sale of the Product.

6.3	All payments made to ETPL hereunder shall exclude any goods and services tax, sale and use tax or any similar tariff, impost, duty, fees or assessments (including the amount of interest and penalties in connection therewith) or governmental charges, which shall be borne by the Licensee. Payment shall be made in cleared funds to such bank account or in such other manner as ETPL may specify from time to time to Licensee, without any set-off, deduction or withholding.

6.4	Timing of payments required hereunder shall be “of the essence”.

6.5	If Licensee fails to make any payment due to ETPL, ETPL shall have the right to charge Licensee, in respect of any and all overdue payments, interest at the rate of [**] percent ([**]%) per annum above the annual prime lending rate of the Development Bank of Singapore from such date until said amount is paid in full to ETPL.

6.6	The Parties hereby agree that ETPL’s acceptance of any purported payment of Royalties and Sublicensing Revenue Share from Licensee shall not be deemed to be ETPL’s acceptance of the validity and accuracy of any record, statement and document in support thereof. For the avoidance of doubt, ETPL reserves the right to reject any such record, statement or document as valid or accurate subsequent to its acceptance of any purported payment of Royalties and Sublicensing Revenue Share in accordance with Section 7.4 and in such event, ETPL shall have the right to recover the balance of any sums thereby

RCA D3-Visterra – EXECUTION VERSION	Page 27 of 40

found due and unpaid. Any payment hereunder not disputed by ETPL within [**] years from the date of its receipt thereof shall be deemed irrevocably accepted (including with respect to any audit rights), provided that following any Public Offering, such [**] year dispute period shall be reduced to [**] months from the date of receipt of such payment, and further provided that with respect to any payments made prior to the Public Offering, such dispute period shall be until the earlier of (i) [**] months from the date of the Public Offering or (ii) [**] years from the date of receipt of such payment. For purposes of this Agreement “Public Offering” means a bona fide, firm commitment underwritten public offering by the Licensee pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Licensee’s common stock.

7.	ACCOUNTS

7.1	Licensee shall keep true and accurate accounts and records in sufficient detail to enable the amount of all Royalties or Sublicensing Revenue Share payable under this Agreement to be determined. ETPL has the right to request for Licensee to submit details of its accounts, records, invoices from third party manufacturers, and audited financial statements (as available) to support the information provided in the Sales Report, provided always that Licensee may redact information contained in such documents to the extent it does not relate to the Product or is not necessary to ascertain Licensee’s, its Affiliates’ or a sublicensee’s compliance with the terms and conditions of this Agreement (including, without limitation, Licensee’s payment and reporting obligations).

7.2	Sales Reports shall be signed by the chief financial officer (or equivalent) or a director of Licensee.

7.3	Licensee shall provide to ETPL a true and complete copy of each Sublicense Agreement, sale and purchase agreement relating to the Product, invoice from third party manufacturer of the Product, each amendment thereto and (upon the Investment Threshold being met) reasonable supporting documentation relating to external investment in the Product, provided that Licensee may redact from all such copies/documentation any sensitive or proprietary information that is not necessary to ascertain Licensee’s, its Affiliates’ or a sublicensee’s compliance with the terms and conditions of this Agreement (including, without limitation, Licensee’s payment and reporting obligations).

7.4	ETPL may, annually and at its own cost, appoint an independent auditor to examine Licensee’s books and records from the previous [**] Years to verify Licensee’s fulfillment of its payment obligations under this Agreement. Notwithstanding the foregoing, the cost of such audit conducted shall be borne in full by Licensee if any discrepancy exceeding [**] percent ([**]%) is found in the Royalties and Sublicensing Revenue Share stated.

7.5	The provisions of this Clause 7 shall remain in full force and effect after the termination of this Agreement for any reasons until the settlement of all subsisting claims or dispute brought by ETPL under this Agreement.

8.	RIGHTS IN INTELLECTUAL PROPERTY

8.1	Licensee shall not do anything which might bring into question ETPL or its

RCA D3-Visterra – EXECUTION VERSION	Page 28 of 40

Affiliates’ ownership of the Results or Documentation. [**].

8.2	Each Party acknowledges that it may receive Confidential Information of the other Party or its Affiliates and the receiving Party shall not at any time use, except for the purpose of this Agreement, or disclose to any person except its authorised employees, contractors, agents and representatives who need to have access to the information. The confidentiality obligations under this Agreement shall apply both during the Term and for a period of five (5) years thereafter.

8.3	Each Party shall take all reasonable steps, including, but not limited to, those steps taken to protect its own information, data or other tangible or intangible property that it regards as proprietary or confidential, to ensure that the Confidential Information of the other Party is not disclosed or duplicated for the use of any third party (except as permitted herein). The receiving Party shall take all reasonable steps to prevent its officers and employees, or any other persons having access to the disclosing Party’s Confidential Information, from disclosing or making unauthorised use of any Confidential Information, or from committing any acts or omissions that may result in a violation of this Agreement.

8.4	Notwithstanding the foregoing, “Confidential Information” shall not include any information or material that is: (i) already in the possession of the receiving Party without prior restriction; (ii) independently developed by receiving Party without use of or access to disclosing Party’s Confidential Information; (iii) publicly disclosed by disclosing Party; (iv) rightfully received by receiving Party from a third party free of any duty of confidentiality; (v) approved for release by written agreement of disclosing Party or (vi) made available by disclosing Party to others without restriction.

8.5	Receiving Party shall have the right to disclose Confidential Information received by it from disclosing Party to the extent required to be disclosed by law, regulation, rule, act or order of any governmental authority or agency to be disclosed, provided that notice is promptly delivered to disclosing Party (to the extent permitted) in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter receiving Party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other party.

8.6	ETPL may disclose all or any part of the Licensee’s Confidential Information to its Affiliates on the basis that ETPL shall procure that such Affiliates shall maintain confidentiality of the Confidential Information consistent with ETPL’s non-use and non-disclosure obligations hereunder.

8.7

Licensee and its Affiliates or sublicensees shall have the right to disclose Confidential Information received by it from ETPL (i) to any institutional review board of any entity conducting clinical trials with Product or to any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Product, provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; and/or (ii) to any bonafide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner; provided that in connection with such disclosure, Licensee shall notify

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each such recipient of the confidential nature of such Confidential Information and require each recipient of the information be subject to confidentiality obligations in confidentiality agreements with respect to such Confidential Information.

9.	USE OF NAME

9.1	Licensee shall not, in connection with any sale of the Products, supply any documentation relating to the Product, or any marketing or other promotional materials, which contain the names of or has any reference to ETPL or its Affiliates without the same being first approved in writing by ETPL and for which approval has not been withdrawn and for which purposes ETPL shall in its absolute discretion be entitled to give, withhold or withdraw its approval from time to time.

9.2	Unless written notice to the contrary is given by ETPL to Licensee, Licensee shall use its best efforts to acknowledge the participation and contributions of ETPL and its Affiliates in all news releases, promotional, advertising and marketing material. Prior to being released or made, a copy of all news releases, promotional, advertising and marketing material which either party intends to release or make regarding this Agreement shall be provided to the other party for approval, which shall not be unreasonably withheld.

9.3	Except for the disclosure of the existence of this Agreement, including the title and the identification of the Parties, which information shall not be deemed confidential, and except as otherwise expressly permitted under this Agreement (including pursuant to Sections 8.5 and 8.6) neither party shall disclose the specific terms and conditions of this Agreement without the express written permission of the other party, such permission not to be unreasonably withheld.

9.4	Save as set out in Clauses 9.1 and 9.2, Licensee shall not use the name, trademark or logo of ETPL or those of ETPL’s Affiliates or any variation thereof, without the prior written consent of ETPL.

10.	TERM AND TERMINATION

10.1	This Agreement shall commence on the Effective Date and continue for the Term.

10.2	Clauses 5, 7, 8, 9, 10.2, 11 and 12 shall survive termination of this Agreement.

11.	NATURE OF AGREEMENT

11.1	This Agreement is personal to Licensee, who shall not be entitled to assign to any person without the prior written consent of ETPL, such consent not to be unreasonably withheld, provided that Licensee shall have the right, upon notification to ETPL, to assign this Agreement or transfer its rights under this Agreement to Licensee’s Affiliate or to a third party acquirer or successor in connection with a merger, acquisition or sale of all or substantially all of Licensee’s assets pertaining to this Agreement on condition that all obligations to ETPL under this Agreement shall be undertaken by such Affiliate, acquirer or successor, as the case may be.

11.2	Nothing in this Agreement shall create, or be deemed to create, a partnership, or

RCA D3-Visterra – EXECUTION VERSION	Page 30 of 40

the relationship of principal and agent, between or among the Parties.

11.3	This Agreement contains the entire agreement between the Parties with respect to the Results and/or Documentation and supersedes any prior or contemporaneous oral or written understandings or agreements with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed by the duly authorised representatives of the Parties.

11.4	The express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law, custom, trade usage, course of dealing or otherwise, all of which are hereby excluded to the fullest extent permitted by law.

11.5	No failure or delay by any party or its Affiliates in exercising any of its rights under this Agreement against any other party shall be deemed to be a waiver of that right and no such waiver by a party or its Affiliates of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision unless such waiver so provides by its terms. No waiver shall be effective other than in writing, executed by the person charged with making such waiver.

11.6	If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable, in whole or in part, the other provisions of this Agreement and the remainder of the affected provision shall continue to be valid.

11.7	Without limiting the scope of Clause 11.5 and notwithstanding any other provision in this Agreement, each party acknowledges that any breach of this Agreement may cause irreparable damage to the other party or its Affiliates and accordingly agrees that the other party or its Affiliates shall be entitled to injunctive relief in respect of any such actual or apprehended breach, in addition to any award by the court in favour of it or its Affiliates.

11.8	Save to give effect to the rights accruing to any of ETPL’s Affiliates hereunder and/or pursuant to Section 11.1, a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any terms and conditions of this Agreement.

11.9	If, at any time after the date of this Agreement the functions and operations of ETPL are assigned, merged, transferred into or otherwise forms part of another organisation (“the New Entity”), such that the New Entity takes over the whole or substantially the whole of ETPL’ operations, then it is agreed that this Agreement may, at the option of ETPL, be novated to the New Entity which will then assume all of ETPL’ rights and obligations hereunder. Any assignment or attempted assignment by ETPL other than in accordance with this Section 11.9 shall be null and void.

11.10	Licensee shall observe all applicable laws and regulations and obtain all necessary licenses, consents and permissions required in respect of:

11.10.1	the use of the Results and the importation, storage, marketing and sale of the Products (including the sub-licensing of the Products) in the Territory; and

11.10.2	the manufacture of the Products.

RCA D3-Visterra – EXECUTION VERSION	Page 31 of 40

11.11	The Parties shall co-operate with each other and execute and deliver to the other such instruments and documents and take such other action as may be reasonably requested from time to time in order to carry out and confirm the rights and the intended purpose of this Agreement.

11.12	Any notice or other information required or authorised by this Agreement to be given by any Party to the other shall be given by:

11.12.1	delivering it by hand;

11.12.2	sending it by pre-paid courier or express service; or

11.12.3	sending it by facsimile transmission or similar means of communication; in all cases to the other party at the address first written above.

Any notice or other information sent by facsimile transmission or similar means of communication shall be deemed to have been duly given on the date of transmission, provided that a confirming copy of it is sent as provided in sub-Clauses 11.12.1 or 11.12.2 to the other Party at the address first written above within twenty-four (24) hours after transmission.

12.	ARBITRATION AND APPLICABLE LAW

12.1	Any dispute among the parties arising out of or in connection with this Agreement or in the performance thereof shall in the first instance be referred to the authorised representatives of the parties for resolution. If such efforts fail, then the dispute shall be referred to binding arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Center in force at such time which rules shall be deemed to be incorporated by reference into this Agreement. The Tribunal shall consist of one (1) arbitrator chosen by the Singapore International Arbitration Center under its rules if the parties cannot otherwise agree upon an arbitrator.

12.2	This Agreement shall be governed by the laws of the Republic of Singapore (excluding its conflicts of laws principles) and each Party agrees to submit to the non-exclusive jurisdiction of the Singapore courts.

13.	EXPORT CONTROL

Any Results licensed or otherwise made available to Licensee shall be used for commercial and/or civilian purposes only. The Licensee shall ensure that it and its end-users of the licensed Results comply with all applicable laws, rules and regulations governing the use, export and disposal of the licensed Results and the Products.

*************************************

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AS WITNESS the hands of the Parties hereto the day and year first above written.

SIGNED by	)
)
[Name], [Designation]	)
)
for and on behalf of	)
)
EXPLOIT TECHNOLOGIES PTE LTD	)
)
In the presence of:-

Name:
Designation:

SIGNED by	)
)
[Name], [Designation]	)
)
for and on behalf of	)
)
VISTERRA INC.	)
)
In the presence of:-

Name:
Designation:

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SCHEDULE 1

1.	License fees payable for sale of Product in Singapore

(a)	Prior to the Investment Threshold being reached, Licensee shall pay ETPL:

(i)	[**]% of any Sublicensee Revenue excluding any royalty payments; and

(ii)	royalties amounting to [**] Sales in Singapore.

(b)	Following the Investment Threshold being reached, Licensee shall pay ETPL:

(i)	[**]% of any Sublicensee Revenue excluding any royalty payments; and

(ii)	royalties amounting to [**] Sales in Singapore.

2.	Licensee fees payable for sales outside Singapore

(a)	Prior to the Investment Threshold being reached, Licensee shall pay ETPL:

(i)	[**]% of any Sublicensee Revenue (excluding all non-royalty payments received with respect to the Indian Subcontinent) where the Product is sold to end users by Sublicensee Developers or their sublicensees or transferees; and

(ii)	royalties amounting to [**] sales of Products to end users by Licensee or third parties who are granted the right or option to purchase the Products in finished form for resale to the market.

(b)	Following the Investment Threshold being reached, Licensee shall pay ETPL:

(i)	[**]% of any Sublicensee Revenue (excluding all non-royalty payments received with respect to the Indian Subcontinent) where the Product is sold to end users by Sublicensee Developers or their sublicensees or transferees; and

(ii)	royalties amounting to [**] sales of Products to end users by Licensee or third parties who are granted the right or option to purchase the Products in finished form for resale to the market.

[**].

The total cumulative amounts paid under 1(a)(i), 1(b)(i), 2(a)(i), 2(a)(ii), 2(b)(i) and 2(b)(ii) shall be capped at US$[**]. (“Payment Cap”)

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SCHEDULE 2

Name of Licensee:

Reporting period:

License Agreement reference no:

S/No	Invoice Date	Invoice Number	Customer name	Description	Invoice amount (S$) * without GST (a)

1

2

3

4

5

6

7

8

9

10

11

12

13

14

15

Total					0

Note: Please insert more rows if necessary

*	For sales invoice in foreign currency, please indicate the exchange rate used to convert to S$

We hereby certify that the above information is correct.

Name:
Designation:
Chief Financial
Officer/Director
Date:

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ANNEX

Specific Know-How:

[                                             ]

Related Know-How:

[                                              ]

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SCHEDULE 3

REIMBURSEMENT PROCEDURES

COLLABORATOR will invoice D3 for costs incurred in connection with the Project as detailed in Clause 5.2.

COLLABORATOR should submit invoices on a monthly basis, together with the proper supporting documents and such other documents as may be requested by D3 from time to time.

D3 will reimburse COLLABORATOR the amount stated in any undisputed invoice within thirty (30) days of receipt of the invoice.

Invoices should be addressed to:

To: [**]

cc: [**]

Biomedical Sciences Institute

D3 (Drug Discovery & Development)

31 Biopolis Way

01-02a Nanos Singapore

138669

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SCHEDULE 4

TERM SHEET FOR CLINICAL RESEARCH AGREEMENT

Term Sheet

Clinical Research Agreement (“CRA”)

This term sheet establishes the principal terms for a clinical research agreement to be negotiated in good faith and entered into by the parties Visterra, Inc. (“Visterra”) and D3 (“D3”) pursuant to this Research Agreement.

PROJECT PLAN	Visterra and D3 would perform the following activities in connection with the clinical trial activities as generally set forth in the Project Plan, to be further described):

Parties to Perform Duties
	FUNCTION	D3	Visterra	Joint
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]

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	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]

ENGAGEMENT OF CRO BY D3	D3 would have the right to select and engage any CRO, in consultation with Visterra. D3 would have the right to select any CRO and enter into such CRO agreement.

CLINICAL TRIAL AGREEMENT (CTA), SINGAPORE SITES	D3 would establish the form of CTA and negotiation of the CTAs with the sites, in consultation with Visterra.

REQUIREMENT TO NOTIFY	Each Party obligated to notify the other Party of the outcome of any inspection and where it becomes aware of suspected scientific misconduct or non-compliance of clinical investigator with the Protocol.

TERMINATION AND CONSEQUENCES OF TERMINATION	The term of the CRA would last through the completion of the planned clinical activities. The CRA would terminate upon any termination of the RCA. The CRA would terminate if the clinical trial agreement is not executed within a reasonable time or if the clinical trial agreement is terminated for any reason.

WARRANTIES	Visterra warrants that it has the right to provide the Product and clinical trial materials for the purposes set out.

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[**]	[**]

INSURANCE	Each party would obtain and maintain customary insurance in the normal conduct of its business for its activities under the CRA, with Visterra maintaining product liability and clinical trial insurance and D3 maintaining clinical trial insurance.

GOVERNING LAW	Singapore law

OTHER TERMS	CRA would contain other customarily responsible terms for an arrangement of this type.

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